Exhibit 99.1
Preliminary Results for the Three and Twelve Months Ended December 31, 2021
Our consolidated financial statements for the year ended December 31, 2021 are not yet available. Thus, the following estimates and ranges are based on the information available to us at this time. These results are preliminary, have not been audited and are subject to change in connection with the completion of our financial statements for the year ended December 31, 2021, so we have provided ranges for some measures, rather than specific amounts. As such, our actual results may vary from the estimated preliminary results presented here and will not be finalized until after the completion of this offering in conjunction with the completion of our normal quarter and year end accounting procedures. Our expectations with respect to our unaudited results for the periods discussed are based upon management estimates and are the responsibility of management. Our independent registered public accounting firm has not audited, reviewed, compiled or performed any procedures with respect to this unaudited preliminary financial information and does not express an opinion or any other form of assurance with respect thereto. Accordingly, you should not place undue reliance on this information. Additional information and disclosures would be required for a more complete understanding of our financial condition, liquidity and results of operations as of and for the three and twelve months ended December 31, 2021, which will not be available until after this offering is completed.
For the three months ended December 31, 2021, we expect our revenues to be between $197 million and $199 million, as compared to $189 million for the three months ended December 31, 2020, representing an increase of approximately 4% to 5%. The estimated increase in revenues was primarily attributable to an increase in the average fee size per client, particularly in mergers and acquisitions advice, as compared to the prior year period.
For the twelve months ended December 31, 2021, we expect our revenues to be between $800 million and $802 million, as compared to $519 million for the twelve months ended December 31, 2020, representing an increase of approximately 54% and 55%. The estimated increase in revenues was primarily attributable to both an increase in the number of advisory transactions completed and the average fee size per client, particularly in mergers and acquisitions advice, as compared to the prior year period.
For the three months ended December 31, 2021, we expect our total compensation expense to be between $162 million and $163 million, as compared to $151 million for the three months ended December 31, 2020, representing an increase of approximately 7% and 8%, respectively. The estimated increase is due largely to a larger bonus accrual associated with the increase in revenue, as well as increased equity-based compensation related to PWP’s transition to becoming a publicly-traded company in June 2021. Our GAAP compensation expense includes equity-based compensation expense related to the amortization of transaction-related RSUs as well as the amortization of certain partnership units that were granted in connection with the Business Combination which has no economic impact on PWP. The additional equity-based compensation and additional bonus associated with the increase in revenue is partially offset by a lower compensation margin as compared to the prior year period. For the three months ended December 31, 2021, we expect our adjusted total compensation expense to be between $118 million and $119 million, as compared to $136 million for the three months ended December 31, 2020, representing a decrease of approximately 13%. The estimated decrease in adjusted total compensation expense was primarily attributable to a lower adjusted compensation margin as compared to the prior year period.
For the twelve months ended December 31, 2021, we expect our total compensation expense to be between $600 million and $601 million, as compared to $399 million for the twelve months ended December 31, 2020, representing an increase of approximately 50% and 51%, respectively. The estimated increase in total compensation expense was primarily attributable to both a larger bonus accrual associated with the increase in revenue as well as increased equity-based compensation related to PWP’s transition to becoming a publicly-traded company in June 2021. Our GAAP compensation expense includes equity-based compensation expense related to the amortization of transaction-related RSUs as well as the amortization of certain partnership units that were granted in connection with the Business Combination which has no economic impact on PWP. The additional equity-based compensation and additional bonus accrual associated with the increase in revenue is partially offset by a lower compensation margin as compared to the prior year period. For the twelve months ended December 31, 2021, we expect our adjusted total compensation expense to be between $504 million and $505 million, as compared to $366 million for the twelve months ended December 31, 2020, representing an increase of approximately 38%. The estimated increase in adjusted total compensation expense was primarily attributable to higher revenues despite a lower adjusted compensation margin compared to the prior year period.
For the three months ended December 31, 2021, we expect our non-compensation expense to be between $37 million and $39 million, as compared to $30 million for the three months ended December 31, 2020, representing an increase of between 23% and 30%. For the three months ended December 31, 2021, we expect our adjusted non-compensation expense to be between $35 million and $37 million, as compared to $28 million for the three months ended December 31, 2020, representing an increase of between 25% and 32%. The estimated increase in GAAP and adjusted non-compensation expense was primarily attributable to increased professional fees related to consulting and recruiting, increased public company costs including D&O insurance, and an increase in travel and related expenses as pandemic-related travel restrictions ease.
For the twelve months ended December 31, 2021, we expect our non-compensation expense to be between $134 million and $136 million, as compared to $134 million for the twelve months ended December 31, 2020, representing an increase of approximately 0% and 1%, respectively. For the twelve months ended December 31, 2021, we expect our adjusted non-compensation expense to be between $123 million and $125 million, as compared to $113 million for the twelve months ended December 31, 2020, representing an increase of between 9% and 11%. The estimated increase in GAAP and adjusted non-compensation expense was primarily attributable to certain increased professional fees such as consulting and recruiting, increased public company costs including D&O insurance, and an increase in technology and infrastructure related to certain new initiatives. In the case of the increase in GAAP non-compensation expense for the twelve months ended December 31, 2021 as compared to the prior year period, the items described above were offset in part by the prior year write-off of previously deferred offering costs of $14.8 million that were expensed due to the termination of an IPO process in May of 2020.
The following table sets forth our preliminary adjusted financial results for the December 31, 2021 periods along with comparable prior year periods. Additionally, the table includes a reconciliation to the comparable GAAP numbers.

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2021		2020	2021		2020
	Low	High	Actual	Low	High	Actual
	(In millions)
Total compensation and benefits—GAAP	$163	$162	$151	$601	$600	$399
Equity-based compensation not dilutive to investors in PWP or PWP OpCo (1)	(21)	(21)	(6)	(51)	(51)	(25)
Public company transaction related incentives (2)	(23)	(23)	(9)	(45)	(45)	(9)
Adjusted total compensation and benefits	$119	$118	$136	$505	$504	$366

Non-compensation expense—GAAP	$39	$37	$30	$136	$134	$134
TPH business combination related expenses (3)	(2)	(2)	(2)	(7)	(7)	(7)
Delayed offering cost expense (4)	—	—	—	—	—	(15)
Business Combination transaction expenses (5)	—	—	—	(5)	(5)	—
Adjusted non-compensation expense	$37	$35	$28	$125	$123	$113

Operating income (loss)—GAAP	$(5)	$—	$8	$63	$68	$(15)
Equity-based compensation not dilutive to investors in PWP or PWP OpCo (1)	21	21	6	51	51	25
Public company transaction related incentives (2)	23	23	9	45	45	9
TPH business combination related expenses (3)	2	2	2	7	7	7
Delayed offering cost expense (4)	—	—	—	—	—	15
Business Combination transaction expenses (5)	—	—		5	5	—
Adjusted operating income (loss)	$41	$46	$25	$170	$175	$40

Non-operating income (expense)—GAAP	$(1)	$(1)	$(4)	$(44)	$(44)	$(6)
Change in fair value of warrant liabilities (6)	3	3	—	5	5	—
Loss on debt extinguishment (7)	—	—	—	39	39	—
Amortization of debt costs (8)	—	$—	$1	2	$2	$4
Adjusted non-operating income (expense)	$2	$2	$(3)	$3	$3	$(2)

Income (loss) before income taxes—GAAP	$(6)	$(1)	$4	$19	$24	$(21)
Equity-based compensation not dilutive to investors in PWP or PWP OpCo (1)	21	$21	$6	51	$51	$25
Public company transaction related incentives (2)	23	$23	$9	45	$45	$9
TPH business combination related expenses (3)	2	2	2	7	7	7
Delayed offering cost expense (4)	—	—	—	—	—	15
Business Combination transaction expenses (5)	—	—	—	5	5	—
Change in fair value of warrant liabilities (6)	3	3	—	5	5	—
Loss on debt extinguishment (7)	—	—	—	39	39	—
Amortization of debt costs (8)	—	—	1	2	2	4
Adjusted income (loss) before income taxes	$43	$48	$22	$173	$178	$38
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Notes to U.S. GAAP Reconciliation of Adjusted Results:
(1)Equity-based compensation not dilutive to investors in PWP or PWP OpCo includes amortization of legacy awards granted to certain partners prior to the Business Combination and Professional Partners ACU and VCU awards. The vesting of these awards does not dilute PWP shareholders relative to Professional Partners as Professional Partners’ interest in PWP OpCo does not change as a result of granting those equity awards to its working partners.
(2)Public company transaction related incentives includes discretionary bonus payments as well as equity-based compensation for transaction-related restricted stock units (“RSUs”) which are directly related to milestone events that were part of the Business Combination process and reorganization. These payments were outside of PWP's normal and recurring bonus and compensation processes.
(3)TPH Business Combination related expenses include charges associated with the TPH Business Combination such as intangible asset amortization.
(4)Previously deferred offering costs that were expensed due to termination of a public company transaction process in May of 2020.
(5)Transaction costs that were expensed associated with the Business Combination as well as equity-based vesting for transaction-related RSUs issued to non-employees.
(6) Change in fair value of warrant liabilities is non-cash and we believe not indicative of our core performance.
(7) Loss on debt extinguishment resulted from the pay-off of the 7.0% Subordinated Unsecured Convertible Notes due 2026 in conjunction with the Business Combination.
(8)Amortization of debt costs is composed of the amortization of debt discounts and issuance costs, which is included in interest expense.